Our File:	192921	Scott Negraiff
Direct Phone: (403) 267-8175
E-mail: scott.negraiff@macleoddixon.com

Assistant: Trudy Safrany
Direct Phone: (403) 267-9459
E-mail: trudy.safrany@macleoddixon.com

June 28, 2004

VIA SEDAR

Alberta Securities Commission	Autorité des marchés financiers
British Columbia Securities Commission	Nova Scotia Securities Commission
Saskatchewan Securities Commission	Office of the Administrator, Department of Justice - News
The Manitoba Securities Commission	Brunswick
Ontario Securities Commission	Registrar of Securities - Prince Edward Island
Newfoundland and Labrador Securities Commission

Dear Sirs/Mesdames:

Re:      Provident Energy Trust - Preliminary Short Form Prospectus dated June 28, 2004

We are acting on behalf of Provident Energy Trust (the "Trust") in connection with a (final) short form prospectus dated June 28, 2004 (the "Prospectus") relating to the qualification for distribution of 12,100,000 trust units and $50 million principal amount of convertible unsecured subordinated debentures of the Trust.

The Trust has elected to file the Preliminary Prospectus under National Policy 43-201 (the "MRRS Policy"). Pursuant to section 3.2 of the MRRS Policy, the Trust determines the Alberta Securities Commission to be the principal regulator for the purposes of this filing.

  the Prospectus (English) dated June 28, 2004;

  a blacklined copy of the Prospectus (English) indicating the changes made from the preliminary prospectus dated June 17, 2004;

  a letter executed by an officer of Provident Energy Ltd., on behalf of the Trust confirming the matters set forth in section 7.4 of the MRRS Policy;

  the consents of experts;

  an undertaking to the British Columbia Securities Commission regarding the payment of fees;

  the short form comfort letters of PricewaterhouseCoopers LLP, KPMG LLP, and Ernst & Young LLP;

  the summary reserve reports in respect of the oil and gas properties of Breitburn Energy Company LLC; and

  the prescribed filing fees.

A copy of the Prospectus (French) dated June 28, 2004, together with a blacklined copy of the Prospectus (French) indicating all of the changes made from the preliminary prospectus dated June 17, 2004 will be filed before 7:00 p.m. later today immediately following completion of the translation. All French language copies of the documents incorporated by reference in the Prospectus will be filed concurrently with the filing of the Prospectus (French).

If you have any questions or comments, please contact me at the above noted phone number.

If you have any questions or comments, please contact me at the above noted phone number.

Yours truly,
MACLEOD DIXON LLP
(Signed) Scott Negraiff

Enclosures